UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

October 22, 2007

INTEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2200 Mission College Blvd., Santa Clara, California 95054-1549

(Address of principal executive offices) (Zip Code)

(408) 765-8080

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Item 7.01 Regulation FD

On October 22, 2007, Intel and Transmeta Corporation entered into a settlement agreement that resolves the patent infringement cases between the parties and provides certain rights for Intel and its customers.  Pursuant to the agreement, Intel and its customers will receive a broad license to all Transmeta patents and patent applications now existing or as may be filed during the next ten years, including any patent rights acquired by Transmeta. Transmeta will also transfer technology and grant to Intel a non-exclusive license to Transmeta’s LongRun and LongRun2 technologies and future improvements. In addition, Intel will receive a general release from all claims of any type.  In exchange, Intel will make an initial payment of $150 million to Transmeta and five annual payments of $20 million each beginning one year from the date of the settlement, for total payments of $250 million.  The settlement also includes a covenant by Intel not to sue Transmeta for certain licensing to third parties and Intel and Transmeta agreed to dismiss all litigation between the parties.  Intel expects to finalize the accounting treatment related to the settlement by the time of the filing of its third-quarter Form 10-Q.  However, Intel expects some portion of the $250 million, expected to be in the range of $100 million to $150 million, to be recorded as a third-quarter expense to cost of sales, reducing previously announced earnings for the third quarter of 2007, with the remainder to be reflected as an intangible asset that will be amortized over future periods.

The information contained in this Report on Form 8-K is furnished pursuant to Items 2.02 and 7.01. The information in this report shall be deemed incorporated by reference into any registration statement heretofore or hereafter filed under the Securities Act of 1933, as amended, except to the extent that such information is superseded by information as of a subsequent date that is included in or incorporated by reference into such registration statement. The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)
/s/ Cary I. Klafter
Date: October 26, 2007	Cary I. Klafter Corporate Secretary